                                                                 EXHIBIT 10.15

                   [LETTERHEAD OF MEDIAPLEX APPEARS HERE]


                             September 23, 1999
VIA
----
Mr. Peter Liljegren
Partner
OTP Software, Inc.
350 Cambridge Street
Palo Alto, CA

          Re:  Mediaplex Agreement with the OTP Software
               -----------------------------------------

Dear Peter:

          MediaPlex, Inc. ("MediaPlex") eagerly anticipates the diversified opportunities and powerful mutual benefits of working with OTP Software, Inc. ("OTP"). Our products and services are complementary with OTP; as such, we believe that a collaborative effort will form the basis for a long and mutually rewarding relationship for both companies. This is to confirm the parameters of our agreement (the "Agreement") to enter into a strategic partnership.

          We have agreed to coordinate our marketing and sales efforts in the pursuit and development of e-Commerce and e-Business opportunities. Specifically, we envision joint sales efforts, including identifying and winning initial reference customers (such as IBM Net Commerce, Oracle iStore/WebStore and Oracle ERP clients). In addition, we anticipate sales support at trade shows, referring customers to each other and cross-promoting each other's products and services via press releases, e-mail and other direct marketing vehicles.

          Further, OTP, as a partner, will be considered a second source for any in-house Oracle application development. Mediaplex will name OTP as its exclusively recommended integration partner related to the combination of IBM Net Commerce and Oracle. OTP will act as the preferred (first recommendation) integrator for Oracle iStore/Webstore, Oracle Packaged Applications and Intershop. OTP may also be called upon to assist with other ERP integrations, including, but not limited to, J.D. Edwards, SAP, PeopleSoft when connecting to Oracle databases.

          OTP agrees to name Mediaplex as its exclusively recommended provider of internet advertising services regarding IBM Net Commerce and Oracle. Mediaplex
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Mr. Peter Liljegrin
September 20, 1999
Page 2 of 6

will act as the preferred (first recommendation) provider of Internet advertising services for Oracle iStore/Webstore, other Oracle-based e-Commerce and eBusiness opportunities.

          In addition, the parties agree to coordinate efforts in the design, development and testing of interfaces between Mediaplex's Mobile Java Object ("MOJO") technology system and certain Oracle packaged applications systems (the "Interfaces"), the ownership of such Interfaces to be established in a separate document to be attached as Exhibit A, and incorporated herein by reference.

          Mediaplex will fund the development cost of interfaces between MOJO and IBM Net Commerce systems, provided that the total cost of these Interfaces does not exceed $20,000 ("Total Expense"). OTP will develop a scoping document, high-level project plan and estimates of time, resources and cost required to complete these Interfaces.

          The first Interface to be built will be between MOJO and IBM Net Commerce that are integrated to Oracle Inventory (Release 11.03 and possibly 10.7). The functional specifications for these Interfaces will be co-determined by OTP (by Dan Leader or his designee) in conjunction with Mediaplex (by Barclay Jaing or designee). It is agreed that the costs of the joint design and testing of these Interfaces will also be included as part of the Total Expense. In the event, OTP pays any portion of the development of these Interfaces, OTP will share in revenues, as defined below, derived in the prospective sale of these Interfaces in proportion to its participation in the cost of development.

          In the event OTP produces Interfaces between Oracle's ERP/CRM systems and IBM NetCommerce, but these proposed Interfaces are delayed in development due to problems in the MOJO system that are beyond OTP's control, OTP will be paid for the integration between IBM NetCommerce and Oracle, up to the maximum established by the Total Expense.

          It is agreed that Mediaplex will equally share with OTP all revenues received from the selling of the actual Interfaces, provided that for purposes of this Agreement the term "revenues" does not include any revenues generated from Mediaplex's implementation of its MOJO technology, e.g., uses such as dynamic messaging and advertising campaign management. OTP is responsible for upgrading each of the Interfaces and will receive 100% of all revenues from customers derived from such upgrade and maintenance. The pricing of maintenance will be determined by OTP based upon the potential market and ongoing support required for a particular interface. It is anticipated that maintenance will typically run between 20%-25% of the list price on a yearly basis. OTP will issue the maintenance agreement and bill the customer directly. In the event, Mediaplex pays any portion of the development of the upgrade and/or the
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Mr. Peter Liljegrin
September 20, 1999
Page 3 of 6

maintenance, Mediaplex will share in the revenues derived in the proportion of its participation in the cost of this development.

          The list price for an Interface will be determined jointly by OTP and Mediaplex upon its development. Either party is entitled to discount the Interface to a customer to the extent of its 50% share in the revenue. If discounted by either OTP or Mediaplex, the other party is entitled to its 50% share of the revenue at list price, unless some other agreement is agreed to in advance in writing.

          In the event onsite consulting is required to customize the Interface(s) to a customer's particular needs, OTP will receive 100% of the consulting related to the installation and customization for that customer, unless mediplex consulting is also required, in which case the parties shall negotiate in good faith Mediaplex's portion of the consulting fees.

          Additional services in which OTP may participate include:

               --  Development of MOJO Back-end Event collector.

               -- Development of standard reports for Mediaplex campaign and promotion analysis.

               --  Development of OLAP/datamart marketing database.

          ** Source or second-source for Mediaplex Oracle Applications implementation and for post launch support.

          ** Consulting and integration services at Mediaplex and customer sites (e.g., custom reporting and training, modifications to interfaces to ERP and e-commerce systems).

          Mediaplex will work with OTP in an independent contractor capacity.
It is agreed that Client is responsible for the accuracy, completeness and Ownership of any and all information provided to Mediaplex and similarly, that you will be responsible for ensuring the acquisition of all required consents in respect of the use of all such information, including, without limitation, all intellectual property contained in these materials. You agree to indemnify and hold Mediaplex and each of its respective affiliates, employees, officers, agents, directors and representatives, harmless from any and all claims, liabilities, damages, actions, or causes of action, either at law or in equity, including reasonable attorneys' fees and expenses, that may be incurred arising out of or in connection with this Agreement.
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Mr. Peter Liljegrin
September 20, 1999
Page 4 of 6

          This agreement shall commence on the first day it is signed by both parties (fax signatures are acceptable) and shall run for a term of thirty-six months, or until either party terminates it by giving ninety (90) days prior written notice. This Agreement shall automatically renew for successive one-year terms if not terminated in writing ninety days or more prior to the expiration of any one-year term. Time is of the essence.

          This Agreement embodies our entire agreement, supersedes all prior oral and written agreements, and may not be amended or modified except by an agreement signed by both parties. The law of the State of California shall govern this Agreement. This Agreement may be executed in any number of counterparts and facsimile copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall recover its reasonable attorney's fees in addition to any other relief to which it may be entitled. Any notice or report required or permitted by this Agreement shall be made by personal delivery or fax to the then operating fax number or business address to the attention of Ken Kucera, if to Mediaplex, or to Peter Liljegren, if to OTP.

          If this Agreement as written is satisfactory to you, please sign it and fax us a copy for our file. Please retain the original for your files.

                              Very truly yours,

                              MEDIAPLEX, INC.


                              By: /s/ Ken Kucera
                                 ------------------------------------
                                  Ken Kucera
                                  Vice President Business Development

                              Dated: September 23, 1999
                                    -------------------

AGREED TO AND ACCEPTED:

OTP SOFTWARE:


By: /s/ R. Peter Liljegrin
   -------------------------------
   Peter Liljegrin
   Partner

Dated: September 23, 1999
      -------------------

Mr. Peter Liljegrin
September 20, 1999
Page 5 of 6

                                  EXHIBIT A
                 OWNERSHIP RIGHTS TO INITIAL INTERFACE WITH
                              ORACLE INVENTORY

A. As used herein "Software" shall mean the MOJO bridge interface to Oracle DB and the MOJO bridge interface to IBM Net Commerce, both of which are being developed under this Agreement by OTP.

B. As used herein the "Tools" shall mean all interface tools to be developed under this Agreement by OTP but excluding the Software.

C. It is understood and agreed that Mediaplex shall be deemed the sole and exclusive owner of all right, title, and interest in and to the Software and the Tools, including all copyright and proprietary rights relating thereto. All work performed by OTP on the Software and Tools and any supporting documentation therefore shall be considered as Works for Hire (as such are defined under the U.S. Copyright Laws) and, as such, shall be owned by and for the benefit of Mediaplex.

D. In the event that it should be determined that any of such Software and Tools or supporting documentation does not qualify as a "Work Made for Hire," OTP will and hereby does assign to Mediaplex for no additional consideration, all right, title, and interest that it may possess in such Software or Tools and documentation including, but not limited to, all copyright and proprietary rights relating thereto. Upon request, OTP will take such steps as are reasonably necessary to enable Mediaplex to record such assignment at its own cost and expense.

E. OTP will sign, upon request, any documents needed to confirm that the Software or Tools or any portion thereof is a Work Made for Hire and to effectuate the assignment of its rights to Mediaplex.

F. OTP will assist Mediaplex and its agents, upon request, in preparing U.S. and foreign copyright, trademark, and/or patent applications covering the Software or Tools. OTP will sign any such applications, upon request, and deliver them to Mediaplex. Mediaplex will bear all expenses that it causes to be incurred in connection with such copyright, trademark, and/or patent protection.

G. Mediaplex hereby grants OTP an exclusive, nontransferable license to use the Software throughout the world in any manner it sees fit in order to use the Software as contemplated by this Agreement. The right to use the Tools shall be on the same terms except it shall be a nonexclusive license.
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Mr. Peter Liljegrin
September 20, 1999
Page 6 of 6

H. The license granted in (G) above shall terminate, with the exception of existing accounts, on the termination of this Agreement or upon termination of agreements between OTP and Oracle and/or IBM, giving rise to any situation that would legally prevent OTP from creating and supporting Interfaces as defined in the underlying Agreement.

I. Notwithstanding the above, it is understood and agreed that OTP shall be deemed the sole and exclusive owner of all right, title and interest in programs and interfaces that it exclusively develops and funds, independent of this Agreement, and for its own use.